UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Registration Statement
on Form S-8
Under the Securities Act of 1933

Data Call Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	30-0062823
(State of Incorporation)	(IRS Employer Identification Number)

700 South Friendswood Drive, Suite E, Friendswood, Texas	77546
(Address of Principal Executive Offices)	(Zip Code)

2015 Employee Incentive Plan
(Full title of the plan)

Tim Vance, 700 South Friendswood Drive, Suite E, Friendswood, TX 77546
(Name, address and telephone number of agent for service)

Approximate Date of Commencement of Proposed Sales under the 2015 Employee Incentive Plan:
As soon as practicable after this Registration Statement becomes effective

Total Number of Pages: 11
Exhibit Index begins on sequentially numbered page: 3

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock par value $0.001	25,000,000	$0.003(2)	$75,000	$9.68
(1) Pursuant to Rule 457(c), the registration fee is calculated on the basis of the volume based average of the high and low price of the Registrant's common stock on OTCBB on December 26, 2014.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 1. PLAN INFORMATION

    The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

    The employees participating in the 2015 Employee Incentive Plan shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus directed in writing or orally to the Registrant's CEO or corporate secretary at 700 South Friendswood Drive, Suite E, Friendswood, TX 77546 telephone number (281) 816 3018.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

    By this reference, the following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated into and made a part of this Registration Statement:
- Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014; June 30, 2014; and September 30, 2014, as filed with the Commission;
- Registrant's Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Commission;
- The description of the Registrant's Common Stock is set forth in the Registrant's registration statement on Form SB-2/A filed with the SEC on November 8, 2006.

    All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

    The Registrant's common stock is registered under Section 12(g) of the Exchange Act. The description of the Registrant's common stock is set forth in the Registrant's registration statement on Form SB-2/A filed with the SEC on November 8, 2006.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

    None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 78.7502 of the Nevada General Corporation Law allows the Company to indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding by reason of the fact that he or she is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of any corporation, partnership, joint venture, trust or other enterprise. The Company may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to pay any amounts if it is later determined that the person was not entitled to be indemnified by the Company.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

    Not applicable.

ITEM 8. EXHIBITS

Exhibit No.    Description of Exhibits
5.1    Opinion of Thomas J. Craft, Jr., Esq., regarding legality of the securities, filed herewith.
23.1    Consent of Thomas J. Craft, Jr., Esq., contained in Exhibit 5.1 filed herewith.
23.2    Consent of M&K CPAS, PLLC, Certified Public Accountants, filed herewith.
99.1    2015 Employee Incentive Plan. filed herewith.

ITEM 9. UNDERTAKINGS
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering:
(i) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(ii) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person against the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(b) Filings incorporating subsequent Exchange Act documents by reference.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the above-described provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on this December 30, 2014.

Data Call Technologies, Inc.
/s/ Timothy E. Vance
Timothy E. Vance, CEO

Exhibit 5.1

Thomas J. Craft, Jr., Esq.
5420 North Ocean Drive, Suite 2102
Singer Island, FL 33404
Phone: (561) 317-7036

December 29, 2014

U.S. Securities and Exchange Commission
100 F Street, NW
Washington, DC 20549

Re:    Data Call Technologies, Inc.
    Commission File No. 000-54696
    Registration Statement on Form S-8

Ladies and Gentlemen:

    As counsel to Data Call Technologies, Inc., a Nevada corporation (the “Company”), I am familiar with the registration statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof. The Registration Statement relates to the registration by the Company of 25,000,000 shares (the “Shares”) of its common stock, $0.0001 par value (“Common Stock”), pursuant to the Company's 2015 Employee Incentive Plan (the "Plan").

    In arriving at the opinion expressed below, I have examined and relied on the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, the records of meetings and consents of the Board of Directors and stockholders of the Company provided to my firm by the Company, the Registration Statement and the Plan. In addition, I have examined and relied on the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and I have made such examination of law, as I have deemed appropriate as a basis for the opinion expressed below. Further, I assume that all Shares to be granted or issued pursuant to the Plan will be issued in accordance with the applicable terms of the Plan and that the Shares will be issued for valid consideration equal to or in excess of the par value thereof.

    In rendering the opinion expressed below, I express no opinion other than as to the federal laws of the United States, the Nevada Revised Statutes, including the statutory provisions contained therein, and the reported judicial decisions interpreting these provisions.

    Based upon and subject to the foregoing and the other matters set forth herein, it is my opinion that the Shares, when issued and delivered pursuant to the Plan will be validly issued, fully-paid and nonassessable. This opinion is to be used only in connection with the Shares issued pursuant to the Registration Statement while the Registration Statement is in effect. This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to the applicable provisions of the Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, without my prior written consent.

    Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and to the reference to our firm under the caption, “Interests of Named Experts and Counsel.” In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/Thomas J. Craft, Jr.
Thomas J. Craft, Jr., Esq.

Exhibit 23.1

(Contained in Opinion-Exhibit 5.1)